MEMORANDUM
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1039
                               FILE NO. 333-66299

    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on November 4, 1998, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.
FORM S-6

FACING SHEET. The file number is now shown.

THE PROSPECTUS

    PART A-PAGE 2.--The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under each Trust under each of the distribution plans are stated.

    PART A-PAGES 1-2.--Essential information for each of the Trusts, including applicable footnotes, has been completed for this Series.

    PART A-PAGES 1-2.--The date of the Indenture has been inserted in Section 1 along with the size and number of Units of each of the Trusts.

    PART A-PAGES 1-7 et seq.--The following information for each Trust appears on the pages relating to such trust:

    The estimated daily accrual of interest under the plans of distribution for each of the Trusts

    Data regarding the composition of the portfolio of each Trust

    Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts

    Concentrations of issues by purpose in each Trust

    The approximate percentage of the bonds in the portfolio of each Trust acquired in distributions where the Sponsor was either the sole underwriter or manager or member of the underwriting syndicate

    The percentage of "when issued" bonds in the portfolio of each Trust

    The schedule of investments for each Trust, including the notes thereto

    Descriptions of the opinions of the special tax counsel for state trusts

    The Record Dates and Distribution Dates for interest distributions for each Trust

    The Statements of Condition for each Trust and the Accountant's Report with regard thereto.

    The amount of the Trustee's Fee

CHAPMAN AND CUTLER

Chicago, Illinois


November 4, 1998